Exhibit 3.3

AMENDMENT NO. 2 TO

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

CEDAR FAIR, L.P.

This Amendment No. 2 ("Amendment") to the Third Amended and Restated Agreement of Limited Partnership of Cedar Fair, L.P. (the "Partnership") dated as of December 31, 1992, by and among Cedar Fair Management Company, an Ohio corporation (as managing general partner of the Partnership and as attorney-in-fact of the limited partners of the Partnership) ("CFMC"), and CF Partners, a Delaware general partnership (as special general partner of the Partnership) ("CFP),

WITNESSETH:

WHEREAS, CFP was admitted and substituted as successor Special General Partner as of December 31, 1988 in accordance with the terms and provisions of the Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of April 21, 1987, as amended by Amendment No. 1 to the Third Restated Agreement dated as of December 31, 1988 (as amended, the "Third Restated Agreement"); and

WHEREAS, CFMC has determined that the Third Restated Agreement should be amended in accordance with Section 15.1(c)(i) thereof to reflect certain changes in fees and distributions payable to CFMC and CFP under the Third Restated Agreement and to reflect certain other changes that in the sole discretion of CFMC do not affect the Limited Partners adversely in any material respect;

WHEREAS, CFMC is executing this Amendment on behalf of the Limited Partners by virtue of the powers of attorney granted to CFMC pursuant to Section 1.4(a)(i)(B) of the Third Restated Agreement;

NOW THEREFORE, the parties agree as follows:

    Certain capitalized terms used but not defined herein shall have the meanings assigned to them in the Third Restated Agreement. This Amendment incorporates by reference the general provisions of Article XVI of the Third Restated Agreement.

    This amendment shall be effective as of 11:59 p.m., Eastern time on December 31, 1992.

    The definition of "Agreement" in Article II shall be amended to read:
    " 'Agreement' means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended by Amendment No. 1 thereto and as amended by Amendment No. 2 thereto."

    The definition of "Annual Fee" in Article II shall be amended to read: " 'Annual Fee' for any Fiscal Period means, in the case of the Managing General Partner, a fee equal to 0.25% of the Net Revenues for such Fiscal Period and, in the case of the Special General Partner, a fee equal to $800,000, provided, however, that the fee shall be reduced but not below zero by any and all distributions made to the Special General Partner pursuant to Section 5.3. The Special General Partner shall terminate on the earlier to occur of (i) the removal of the Special General Partner as provided in Section 6.5(f) as herein amended or (ii) December 31, 1997."

    The definition of "Available Cash" in Article II shall be amended by deleting the words ", other than a Capital Transaction Incentive Fee" in subclause (i).

    The definition of "Capital Transaction Incentive Fees" in article II shall be deleted.

    The definition of "Excess Distribution Amount" in Article II shall be amended to read: " 'Excess Distribution Amount' for any Fiscal Period means, with respect to the Available Cash Incentive Fee, the excess, if any, of (i) the Available Cash Average Amount determined with respect to such Fiscal Period over (ii) the sum of the Minimum Distribution Amount with respect to such Fiscal Period and any Base Deficiency determined as of the end of the preceding Fiscal Period."

    (a) The definition of "Incentive Fees" shall be amended to delete the references to Capital Transactions Incentive Fee and Special General Partner so as to read: " 'Incentive Fees' for any Fiscal Period means, with respect to the Managing General Partner, the Available Cash Incentive Fee to which the Managing General Partner is entitled with respect to such Fiscal Period."

    (b) The definition of "Available Cash Incentive Fee" shall be amended to delete the references to Special General Partner so as to read: " 'Available Cash Incentive Fee" for any Fiscal Period means, in the case of the Managing General Partner, a fee equal to 18.18% of the Excess Distribution Amount determined for such Fiscal Period with respect to such fee multiplied by the number of Units outstanding on the last day of such Fiscal Period."

    Section 6.5(d) shall be amended to read: The Annual Fee herein provided commenced to accrue as of January 1, 1987. With respect to the Managing General Partner, an advance against the Annual Fee shall be payable monthly as of the first Business Day of each month in an amount equal to one-twelfth of the Annual Fee for the second preceding year. The amounts payable to the Managing General Partner in respect of such advance against the Annual Fee shall be adjusted upward or downward as of April 1 of each year to reflect actual Net Revenues for the preceding fiscal year. On the later of April 1 of each year or five Business Days after the audited financial results for the applicable Fiscal Period become available to the Managing General Partner, the precise Annual Fee for the preceding year shall be calculated and there shall be a payment, as promptly as practicable thereafter, to or from the Partnership, as the case may be, of the difference between such Annual Fee and the aggregate of the amounts advanced against such Annual Fee. Any payments by the Partnership to the Managing General Partner or its officers or its shareholders of bonuses and incentive or long-term compensation plans shall offset any amounts payable to the Managing General Partner in respect of the fees payable pursuant to Section 6.5.

    With respect to the Special General Partner, the Annual Fee for 1993 through 1997 shall be payable quarterly within 45 days after the beginning of each calendar quarter in an amount equal to $200,000.

    Section 6.5(f) shall be amended to read:

    If prior to January 1, 1997, the Special General Partner is removed as Special General Partner pursuant to Section 13.2(b), the Partnership shall pay the Special General Partner a removal fee equal to $800,000; if during the calendar year 1997, the Special General Partner is removed as Special General Partner pursuant to Section 13.2(b), the Partnership shall pay the Special General Partner a removal fee equal to $800,000 less that portion of the Annual fee and any other distribution to the Special General Partner for the calendar year 1997 paid to the Special General Partner prior to the date of removal; provided, however, that the Special General Partner shall be deemed to have been removed, and no removal fee or any other payments or distributions of any kind shall be payable, in connection with the occurrence of any on the following events:

      The Special General Partner shall have been removed by a Majority Interest by reason of having breached its covenant in Section 6.12;

      The Special General Partner shall have been wound up and finally terminated as an entity under the laws of the jurisdiction of its organization;

      The Partnership shall have been reorganized as a corporation or shall have merged with and into a corporation for the purpose of continuing its business in corporate form; or

      The Partnership shall have been determined to be treated as an association taxable as a corporation for federal income tax purposes.

    The events specified in clauses (iii) and (iv) above, for purposes of this Section 6.5(f), shall not be deemed to be a sale or exchange of all or substantially all of the assets of the Partnership. The deemed removal of the Special General Partner in connection with any of the events specified in clauses (i) through (iv), inclusive, of the provisions set forth in this section shall be effective immediately prior to the occurrence of such event.

    The first sentence of Section 6.5(g) shall be amended to delete the words "provided that the Capital Transaction Incentive Fee shall not be payable in respect of any distributions declared prior to January 1, 1988 whether or not such distributions are paid after the Determination Date and shall not be payable thereafter for any Fiscal Period unless the Minimum Distribution Amount has been distributed for such Fiscal Period."

    The Third sentence of Section 6.5(g) shall be amended to delete the words "provided that no such adjustment shall occur with respect to any General Partner whose withdrawal or removal is accomplished in contemplation of a transaction that gives rise to a Capital Transaction Proceeds under this Section 6.5(g)."

    The last sentence of Section 6.5(k) is hereby deleted.

    The provisions of the Amendment No. 2 may not be amended or modified without the express written consent of the Special General Partner.

    The Managing General Partner agrees that, prior to December 31, 1997, it shall not take any action, directly or indirectly, for the purpose of removing the Special General Partner except solely in connection with a breach by the Special General Partner of Section 6.12 and not otherwise.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

CEDAR FAIR MAMAGEMENT

COMPANY

By: /s/ Richard L. Kinzel

Name: Richard L. Kinzel

Title: President and Chief Executive
Officer

CF PARTNERS

By: The trust created by Robert L. Munger, Jr. during his lifetime, now irrevocable by reason of his death, under an original Trust Agreement dated as of November 16, 1972, and amended from time to time thereafter, including most recently by the Restatement of Trust Agreement dated July 26, 1987.

By: /s/ Mary Ann Jorgenson

Name: Mary Ann Jorgenson

Title: Co-trustee

By: /s/ Holly M. Brook

Name: Holly M. Brook

Title: Co-trustee

By: /s/ Richard S. Sheetz

Richard S. Sheetz

General Partner

By: /s/ Dickson Whitney

Dickson Whitney

General Partner